Exhibit 99

August 3, 2004

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Charles K. Graham, President & CEO or
Francie P. Reppy, Senior Vice President & CFO
(304) 233-0060

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2004 EARNINGS

Wheeling, WV, August 3, 2004–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Charles K. Graham, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the second quarter of 2004 was reported at $625,579 or $.41 per share, compared to $690,729 or $.45 per share reported for the same period a year earlier. The 9.4% decrease in earnings during the second quarter of 2004 compared to 2003 primarily results from the increase in operating expenses and the provision for loan losses combined with the decrease in noninterest income, offset in part by the increase in net interest income. Noninterest expenses increased $96,619 or 6.3% during the second quarter of 2004 as compared to 2003. Increased salary and employee benefits and occupancy expenses primarily contributed to the increase in noninterest expense during the three months ended June 30, 2004 as compared to the prior year. The provision for loan losses was increased by $15,000 for the second quarter of 2004 as compared to the same period in 2003. Noninterest income decreased $62,335 or 16.9% in the second quarter of 2004 as compared to the same period in 2003. The decrease in noninterest income during the second quarter of 2004 as compared to 2003 was primarily due to the $105,200 net gain on sales of investment securities available for sale by the Holding Company and its subsidiary bank reported a year earlier. Net interest income increased $63,937 or 3.0% over the same period in 2003. Net interest income increased primarily due to the decline in the interest rates paid on deposit liabilities, offset in part by the decrease in the interest income on investment securities.

For the six months ended June 30, 2004, net income was reported at $1,284,319 or $.84 per share compared to $1,310,200 or $.85 per share reported for the same period in 2003. The 2.0% decrease in earnings was primarily due to the increase in operating expenses and the decrease in noninterest income, offset in part by the increase in net interest income and the decrease in the provision for loan losses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30, 2004	December 31, 2003
AT PERIOD END
Total Assets	$283,876	$284,111
Total Deposits	239,488	241,947
Total Loans	150,851	146,711
Total Investment Securities	107,783	119,245
Shareholders’ Equity	22,543	23,031
Shareholders’ Equity Per Share of
Common Stock	14.75	15.07

(Unaudited, in thousands, except share and per share data)	June 30, 2004	June 30, 2003

FOR THE SIX MONTHS ENDED
Net income	1,284	1,310
Provision for Loan Losses	120	165
Earnings Per Share of Common Stock	.84	.85
Dividends Per Share of Common Stock	.38	.36
Return on Average Assets	.92%	.98%
Return on Average Equity	11.38%	12.28%

FOR THE THREE MONTHS ENDED
Net income	625	691
Provision for Loan Losses	90	75
Earnings Per Share of Common Stock	.41	.45
Dividends Per Share of Common Stock	.19	.18
Return on Average Assets	.89%	1.01%
Return on Average Equity	11.00%	12.78%

Average shares outstanding	1,528,443	1,538,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”